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                                                                   EXHIBIT 99.18

                                 PROMISSORY NOTE


Amount: $1,666,667.25                                     Minneapolis, Minnesota

Due Date: January 15, 2010                                     December 20, 2002

Re:  National Mercantile Bancorp


FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of CARL R. POHLAD, TRUSTEE OF THE REVOCABLE TRUST NO. 2 OF CARL R. POHLAD CREATED U/A DATED 5/23/93, AS AMENDED, on January 15, 2010, the maturity date, the sum of ONE MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN AND 25/100 DOLLARS ($1,666,667.25) with interest from the date hereof at the RATE OF 3.31% per annum, compounded annually, until paid. Interest accrued hereunder is payable January 15, 2003, and annually thereafter. Interest is calculated on the basis of actual days elapsed in a 365-day year. This Note is payable at 60 South Sixth Street, Suite 3900, Minneapolis, Minnesota, 55402, or at such other place as the holder may designate from time to time.

In the event of any default in the payment of principal or interest when due hereunder, the entire principal balance and all accrued interest shall, at the option of the holder of this Note, become immediately due and payable without notice. Upon any default, the undersigned, and all endorsers, sureties and guarantors hereof hereby jointly and severally agree to pay all costs and expenses (including reasonable attorneys' fees) incurred in the collection of this Note and waive presentment for payment, notice of nonpayment, protest, notice of protest and diligence in enforcing payment hereunder or bringing suit against any parties hereto. Each of the endorsers, sureties and guarantors hereof consent that the time for payment may be extended, or this Note renewed or other persons liable on this Note released, from time to time without notice to them and without affecting their liability hereon.

This note may be prepaid in full or part at any time without penalty, provided that all such prepayments are applied to accrued interest with the balance to the principal balance hereof.

The undersigned, if more than one, shall be jointly and severally liable hereunder, and the term "undersigned" wherever used herein, shall mean the undersigned or any one or more of them.

This Note shall be governed by, interpreted and construed in accordance with the laws of the State of Minnesota.

                                                  MAKER:


                                                  /s/ Robert C. Pohlad
                                                  ------------------------------
                                                  Robert C. Pohlad

                                                  60 South Sixth Street
                                                  Suite 3900
                                                  Minneapolis, Minnesota 55402